BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website:  www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.Name of corporation:

Magellan Gold Corporation

2.The articles have been amended as follows: (provide article numbers, if available)

Article IV of the Articles of Incorporation has been replaced in its entirety with the attached Article IV.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

74.52%

4.Effective date and time of filing: (optional)

5.Signature: (required)

Date:Time:

(must not be later than 90 days after the certificate is filed)

X /s/ W. Pierce Carson

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

ARTICLE IV CAPITAL STOCK

Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares of common stock having a par value of $.001 each, and Twenty Five Million (25,000,000) shares of preferred stock having a par value of $.001 each. All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable. The private property of stock holders shall not be liable for Corporation debts.

Section 2. The preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of the common stock of the Corporation are as follows:

(a)Dividends. Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

(b)Payment on Liquidation. Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

(c)Voting Rights. At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

(d)Majority Vote. The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the General Corporation Law of the State of Nevada.

(e)Cumulative Voting. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(f)Preemptive Rights. Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have preemptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(g)Restrictions on Sale or Disposition. All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

Section 3. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series the Board of

Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.